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                              PRIME ADVISORS, INC.

                                 CODE OF ETHICS









                                                          Current as of 4/1/2016

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                                 CODE OF ETHICS
                                      for
                              PRIME ADVISORS, INC.

1. INTRODUCTION:

As a registered investment adviser, Prime Advisors, Inc. ("Prime") has a fiduciary duty to each and every one of its clients. Prime's duty is one of undivided loyalty, including avoiding any conflict of interest -- or the appearance of any conflict of interest -- between Prime, its employees, and its clients. This duty requires Prime to -- among other things -- 1) provide full and fair disclosure of all relevant facts and any potential or actual conflicts of interest, 2) demonstrate loyalty, confidentiality, and good faith, 3) provide recommendations that are suitable, and 4) seek best execution in all client transactions. Prime's policy is to protect its clients' interests, and to place those interests ahead of its own.

All Prime employees are covered by and agree to the terms of this Code of Ethics as a condition of employment. They must acknowledge, in writing, the receipt of this Code of Ethics, as well as any material amendments to it.

2. PERSONAL SECURITIES TRADING:

The personal trading and investment activities of employees and partners of investment advisory firms, as well as the advisory firms themselves, are subject to various federal securities laws, rules and regulations. When those affiliated with investment advisory firms invest for their own accounts, conflicts may arise between their interests and those of the firm's clients. These conflicts may include taking an investment opportunity from clients, using an advisory position to take advantage of available investments, front-running or scalping.

Prime allows its employees to maintain securities investment accounts provided any personal investing by an employee in any securities in which the employee has a beneficial interest is consistent with Prime's fiduciary duty to its clients and with regulatory requirements. Accordingly, employees of Prime may hold trading accounts subject to the following conditions:

     o Initial and Annual Holdings Reports: Within ten days of the start of their employment, employees must disclose all securities holdings in which they have a beneficial interest. The employee is responsible to have their personal securities trading accounts set up on StarCompliance, and to confirm the initial holdings of the account at the time of set up. This same disclosure must be repeated annually.

     o Opening/Closing Personal Securities Accounts: Employees must disclose the opening or closing of personal securities accounts within ten days of such action

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          to the Compliance Officer. The employee must initiate the process via
          StarCompliance to have the accounts added or removed. It is the responsibility of an employee of Prime to maintain updated account information and holdings on StarCompliance.

     o Duplicate Broker Confirms and Statements: Employees must arrange for each brokerage account to be set up on StarCompliance, where the electronic and/or manual delivery of transactions and statements for the account(s) is record kept.

     o Periodic Transactions Reports: Employees must complete and return a Quarterly Transaction Holdings Report via StarCompliance by the given deadline (usually 10 business days after the end of each quarter).

     o Preclearance: Every employee must receive preclearance before purchasing or selling any covered securities for their investment accounts or any accounts in which the employee has a beneficial interest.

     o Restricted Securities: Employees may not purchase or sell any restricted securities without permission.

     o Blackout Periods: Employees may not buy or sell a covered security that Prime recommends unless at least 48 hours has elapsed since the last such recommendation, or unless it has been specifically exempted in this Policy.

     o Investment Opportunities: Clients must be the first to receive investment opportunities when those opportunities are suitable for their portfolios. Employees may act upon such opportunities only after they are offered to Prime's clients, and, if applicable, the blackout period expires.

PROCEDURE

     Prime Advisors, Inc. has adopted procedures to implement the firm's Code of Ethics policy regarding personal securities transactions, which can be summarized as follows:

     o Every employee must receive preclearance before purchasing or selling any covered securities for their securities investment accounts or any accounts in which the employee has a beneficial interest.

     o Employees have until 5 PM on the day following preclearance approval to complete any precleared transaction. Approved private placements and IPOs are an exception from this deadline.

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     Employees may not buy or sell covered securities that Prime recommends unless at least 48 hours has elapsed since the last such recommendation.

     Employees may not buy or sell restricted securities. However, employees with restricted securities in their securities investment accounts or any accounts in which the employee has had a beneficial interest, before February 1, 2004, or who owned restricted securities before their employment with Prime, may sell those restricted securities after receiving preclearance.

DEFINITIONS:

     BENEFICIAL INTEREST means having or sharing the power to vote, dispose or direct the disposition of any security or security investment account. Employees are presumed to have a beneficial interest in the securities or personal investment accounts of spouses, accounts of minor children or any dependent family member, joint or tenant-in-common accounts in which you are a participant, accounts for which you act as a trustee, executor or custodian, accounts over which you exercise control or have any investment discretion, and accounts of any individual to whose financial support you materially contribute.

     Accounts restricted solely to the purchase and sale of mutual funds and/or 529 College Savings Plans are not subject to the Policy and do not require disclosure. However, if the account may trade other securities, it is subject to the Policy even if it holds only mutual funds.

     All employees are required to the complete and sign an annual acknowledgment form as found in Prime's Code of Ethics. Your signature on the form will confirm that you have instructed all brokers for such accounts to send duplicate copies of account statements, or are set up on an electronic feed through Prime's Personal Securities Trading vendor, StarCompliance.

     COVERED SECURITIES means initial public offerings, private placements, and any fixed income instrument except: direct obligations of the United States Government; bankers' acceptances, or bank certificates of deposit; and commercial paper and high quality short-term debt instruments, including repurchase agreements.

     FULLY DISCRETIONARY ACCOUNT means a brokerage account in which an employee has a beneficial interest, and over which that employee has given complete investment discretion to an investment adviser.

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     RESTRICTED SECURITIES means any security issued by an entity that directly controls assets managed by Prime Advisors, Inc.

     PRECLEARANCE means the process of: (1) completing a preclearance submission request via StarCompliance; (2) which will then automatically notify Prime's Compliance Officer, or other designated officer; and (3) receiving preclearance approval from the Compliance Officer, or other designated officer via StarCompliance.

The Chief Compliance Officer has the responsibility for the implementation and monitoring of our policy on personal securities transactions and activities, practices, disclosures and recordkeeping. He, or his designee, will review employees' reports of personal securities transactions for compliance with the firm's policies, including the Code of Ethics, regulatory requirements and the firm's fiduciary duty to its clients, among other things. Compliance Officers must preclear with the Chief Compliance Officer, who must preclear with a Compliance Officer.

3. MISUSE OF INSIDE INFORMATION:

Prime and its personnel may have access to confidential information about its clients or potential clients, investment advice provided to clients, securities transactions being affected for clients' accounts and other sensitive information. In addition, from time to time, Prime or its employees may come into possession of information that is "material" and "nonpublic"
(each as defined below) concerning a company or the trading market for its securities.

It is unlawful for Prime or any of its employees to use such information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include "front-running", "scalping" and trading on inside information. "Front-Running" refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. "Scalping" refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the employee's personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, Prime and any employee involved may be exposed to potential insider trading or tipping liability under the federal securities laws if Prime or any employee advises clients concerning, or executes transactions in, securities with respect to which Prime possesses material, nonpublic information. In addition, Prime as a whole may be DEEMED to possess material, nonpublic information known by any of its employees, UNLESS Prime has implemented procedures to prevent the flow of that information to others within Prime.

Section 204A of the Investment Advisers Act of 1940 ("Advisers Act") requires that Prime establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by Prime and its employees.

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Violations of the laws against insider trading and tipping by Prime employees can expose Prime and any employee involved to SEVERE criminal and civil liability. In addition, Prime and its personnel have ethical and legal responsibilities to maintain the confidences of Prime's clients, and to protect as valuable assets confidential and proprietary information developed by or entrusted to Prime.

Although Prime respects the right of its employees to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, employees must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with Prime. If an employee has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved AGAINST taking such action.

     a. General Policies and Procedures Concerning Insider Trading and Tipping

     Prime has adopted the following policies and procedures to (i) ensure the propriety of employee trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices contained in federal and state securities laws and rules.

     No employee of Prime shall engage in transactions in any securities while in possession of material, nonpublic information regarding such securities (so-called "insider trading"). Nor shall any employee communicate such material, nonpublic information to any person who might use such information to purchase or sell securities (so-called "tipping"). The term "securities" includes options or derivative instruments with respect to such securities and other securities that are convertible into or exchangeable for such securities.


     o "MATERIAL" The question of whether information is "MATERIAL " is not always easily resolved. Generally speaking, information is "material" where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the "total mix" of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issue involved. Common, but by no means exclusive, examples of "material" information include information concerning a company's sales, earnings, dividends, significant acquisitions or mergers and major litigation. So-called "market information", such as information concerning an impending securities transaction may also, depending upon the circumstances, be "material". Because

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          materiality determinations are often challenged with the benefit of hindsight, if an employee has any doubt whether certain information is "material", such doubt should be resolved AGAINST trading or communicating such information.

     o "NONPUBLIC" Information is "NONPUBLIC" until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as THE WALL STREET JOURNAL or THE NEW YORK TIMES.

     o "ADVISORY INFORMATION" Information concerning (i) what securities are followed by investment managers; (ii) specific recommendations made to clients by investment managers; or (iii) prospective securities transactions by clients of Prime ("Advisory Information") is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

     o "PROHIBITIONS " In the handling of information obtained as a result of affiliation with Prime or its employees:

          i. Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside Prime (including immediate family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

          ii. Shall refrain from recommending or suggesting that any person engaging in transactions in any security while in possession of material, nonpublic information about that security;

          iii. Shall abstain from transactions, for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

          iv. Shall abstain from personal transactions in any security while in possession of Advisory Information regarding that security.

     b.   PROTECTION OF MATERIAL, NONPUBLIC INFORMATION

          No Prime employee shall intentionally seek, receive or accept information that he or she believes may be material and nonpublic except with the written approval of, and subject to any and all restrictions imposed by, Prime's Chief Compliance Officer.

          On occasion, a company may, as a means to seek investors in restricted or private- placement securities issued by it, send to Prime materials that contain material, nonpublic or other confidential information. Typically, such materials will be

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          accompanied by a transmittal letter (and an inner, sealed package)
          that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any Prime employee receiving any such materials should NOT open the inner package, but should immediately consult with the Chief Compliance Officer.

          In the event that a Prime employee comes into possession of information concerning any company or the market for its securities that the employee believes may be material and nonpublic, the employee should notify the Chief Compliance Officer immediately. In addition, such employee shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates, without the prior written approval of the Chief Compliance Officer.

     c.   PROTECTION OF OTHER CONFIDENTIAL INFORMATION

          Information relating to past, present, or future activities of Prime, its clients or its potential clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of Prime, except for a proper purpose. Employees are expected to use their own good judgment in relating to others information in these areas.

          In addition, information relating to another employee's medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of Prime, without the employee's consent or for a proper purpose authorized by the Chief Compliance Officer.

     d. PROCEDURES TO SAFEGUARD MATERIAL, NONPUBLIC AND OTHER CONFIDENTIAL INFORMATION

          In the handling of material, nonpublic and other confidential information, including Advisory Information, Prime employees shall take appropriate steps to safeguard the confidentiality of such information. Access to client information is restricted to persons who "need to know" that information. When not in use, all documents (whether in paper or electronic form) containing confidential information should be stored in secure areas. Under no circumstances should confidential documents be left on desks, counter tops, or floors where others can see them. Nor should any Prime employee review or work on any confidential documents in any setting that would permit others to see the documents, such as in airplanes or public spaces.

4. Gifts and Entertainment

EMPLOYEES must not make business decisions that are or appear to be influenced by the giving or accepting of gifts, entertainment, or favors. ACCESS PERSON are prohibited from soliciting gifts, entertainment and charitable contributions.

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     o    "ACCESS PERSON" means general partners or their equivalents;
          executive officers; and employees that solicit potential clients

In addition, no access person shall accept or give any gift of more than DE MINIMIS value ($100) from any person or entity per year that influences business with or on behalf of Prime. No access person shall accept a gift of cash, including gift cards. If an ACCESS PERSON receives any gift that might be prohibited under this Code, the access person promptly must inform the Compliance Department to determine resolution.

No access person shall give or accept entertainment (such as a meal, sporting event or other similar activity) of more than DE MINIMIS value ($250 per person per event).

Prime's Accounting and Compliance Departments monitor gifts and entertainment expenditures to ensure compliance with the above guidelines. Gifts received are also reviewed to gauge whether they fall within the DE MINIMIS values.

5. PAY TO PLAY:

The SEC initiated a Pay-to-Play rule on March 14, 2011. It is designed to curb government officials from awarding investment management contracts to advisors that made political contributions to those officials. Accordingly, this rule says that registered investment advisers (RIAs) may not receive compensation for advisory services to a "Government Entity" for two years after the RIA, or its "Covered Associates," make a political contribution to an "Official" of that entity who may select, or appoint someone to select, the RIA to manage governmental assets.

     o "Covered Associates" means general partners or their equivalents; executive officers; and employees that solicit potential clients.

     o "Official" means an incumbent, candidate or successful candidate for elective office, including any election committee for that person.

     o "Government Entity" means any state or political subdivision of a state.

This rule also requires RIAs to collect and maintain records of its Covered Associates' contributions to Officials.

Prime's policy allows covered employees to make political contributions that are within the de minimis amounts provided in Rule 206(4)-5.

Specifically, there is an exception for contributions of $350 or less per election, per covered associate for any election in which that covered associate is entitled to vote. For purposes of this exception, a covered associate is "entitled to vote" for a person if such covered associate's primary residence is located in the area in which the official is running. However, any U.S. resident covered associate can make a de minimis contribution to an official seeking the U.S. Presidency. Second, the rule permits de minimis contributions of $150 or less per election, per covered associate for any election in which the covered associate is not entitled to vote. With respect to both exceptions, a

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covered associate can contribute separately up to the full amount in both the primary and general elections without triggering the time-out.

Prime has identified its Covered Associates as its Senior Management Team and its other Portfolio and Investment Strategists that market to potential clients. It has notified those Covered Associates that they are subject to the Pay-to-Play rule. It will conduct quarterly surveys of these individuals, and any newly-hired individual added to this list. The first survey will be made on June 30, 2011, and will look back to March 14, 2011.

6. DUTY TO REPORT VIOLATIONS:

Any employee who becomes aware -- either directly or indirectly -- that another employee has violated this Code of Ethics has an affirmative duty to report that violation to Prime's Chief Compliance Officer, who has the duty of enforcement. In his absence, violations may be reported to Prime's Chief Administrative Officer. This extends to reporting violations committed by oneself.

7. SANCTIONS:

In the event an employee violates any part of this Code of Ethics, that employee may be subject to sanctions up to and including termination of their position with Prime.

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MEMO TO THE BOARD OF DIRECTORS

From: Blaine O'Kelley, Chief Compliance Officer, Prime Advisors, Inc.

Date: October 20, 2015

Re:   Annual Review of 206(4)-7 Compliance Program
--------------------------------------------------------------------------------

We are presenting the results of Prime Advisors, Inc.'s Annual Review of 206(4)-7 Compliance Program to the Board for its review. This memo will be incorporated into Prime Advisors, Inc. Annual Business Risk Assessment files.

BACKGROUND

As a registered investment advisor, Prime Advisors, Inc. is required to by the the SEC to implement compliance policies and procedures designed to detect and prevent violations of Federal securities laws and protect the interests of investors by:

     - Appointing a Chief Compliance Officer to administer the policies and procedures.

     - Adopting and implementing written policies and procedures reasonably designed to prevent violations of the Investment Advisors Act of 1940 ("Act") by the investment advisor or any of its supervised persons. The policies and procedures must take into consideration the nature of the investment advisor's unique business operations and compliance risks.

     - Reviewing annually the investment advisor's compliance policies and procedures to assess their accuracy and effectiveness. Investment advisors are not required to create any written work product in connection with these reviews but any written records procedures must be retained.


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